UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2005

INTELLISYNC CORPORATION

(Exact name of registrant as specified in its charter)

0-21709

(Commission File Number)

Delaware	77-0349154
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2550 North First Street, San Jose, California 95131

(Address of principal executive offices, with zip code)

(408) 321-7650

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On Tuesday, March 1, 2005, Intellisync Corporation, a Delaware corporation (“Intellisync”), completed its acquisition of Tourmaline Networks, Inc. (“Tourmaline”), a California corporation, pursuant to an Agreement and Plan of Merger, dated as of February 9, 2005 (the “Merger Agreement”), by and among Intellisync, Tourmaline and TNI Acquisition Corp., a California corporation and wholly owned subsidiary of Intellisync (“TNI”). Pursuant to the Merger Agreement, TNI was merged with and into Tourmaline (the “Merger”). As a result of the Merger, the separate corporate existence of TNI ceased, and Tourmaline became a wholly owned subsidiary of Intellisync. Intellisync announced the Merger by way of a press release dated March 3, 2005, a copy of which is filed herewith as Exhibit 99.1.

In the Merger, the outstanding shares of Tourmaline common stock (“Tourmaline Common Stock”) were converted into the right to receive (i) an aggregate of approximately $4,118,082 in aggregate initial cash consideration, (ii) an aggregate of up to $2,881,918 in earnout consideration, subject to the deposit of a certain portion of the initial cash consideration and earnout consideration in escrow to be available to compensate Intellisync pursuant to the indemnification obligations of the holders of Tourmaline Common Stock.

The foregoing description is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 99.2 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLISYNC CORPORATION

Date: April 1, 2005	By:	/s/ J. Keith Kitchen
J. Keith Kitchen
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1 1	Press Release of Intellisync Corporation dated March 3, 2005.
99.2 1	Agreement and Plan of Merger, dated as of February 9, 2005, by and among Intellisync Corporation, Tourmaline Networks, Inc. and TNI Acquisition Corp.

1	Filed herewith.